Exhibit 10.19

Schedule of Agreements with Executive Officers

The Company has entered into change-in-control agreements with the executive officers listed below.  Each agreement is substantially identical in all material respects to the form agreement and amendments thereto, set forth in Exhibits 10.16, 10.17 and 10.18 to this 10-K report.

Joseph E. Abbott

Michael A. Anderson

Steven A. Ellers

William J. Federici

John R. Gailey III

Robert S. Hargesheimer

Richard D. Luzzi

Donald A. McMillan